Exhibit 99.1

Heritage Reports Fourth Quarter and Full-Year 2019 Results

Clearwater, FL – February 27, 2020: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported fourth quarter 2019 financial results.

Fourth Quarter 2019 Highlights

•	Net income for the quarter was $12.8 million, or $0.44 per diluted share.

•	Book value per share increased to $15.66, up 8.5% from year-end 2018.

•

Gross premiums written were $235.4 million, up 6.2% year-over-year, including 9.4% growth outside Florida and 3.5% growth in Florida, reflecting positive organic growth across all states and lines of business.

•	Favorable prior year reserve development of $1.4 million, representing the sixth consecutive quarter of favorable prior year reserve development.

•

Net current accident quarter weather losses of $15.3 million, including $5.1 million of net current accident quarter catastrophe losses. In the prior year quarter, net current accident quarter weather and catastrophe losses were $23.3 million and $16.8 million, respectively.

•

Repurchased 312,923 shares for $4.3 million at an average price of $13.71 per share, 12.5% below fourth quarter 2019 book value per share. Total capital returned to shareholders was $6.0 million, including $0.06 per share regular quarterly dividend.

•	Percentage of litigated non-hurricane claims stemming from Tri-County, Florida declined by 830 basis points year-over-year.

Bruce Lucas, the Company’s Chairman and CEO, said, “I’m really proud of our fourth quarter results, which included an acceleration to 6.2% organic gross premiums written growth, as our de-risking efforts are basically complete, while our new business generation and retention remain strong. Underwriting performance was solid and we reported our sixth consecutive quarter of favorable reserve development. I believe we are well positioned for 2020 and look forward to the year ahead.”

Results of Operations

The following table summarizes our results of operations for the three and twelve months ended December 31, 2019 and 2018 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change		2019	2018	Change
Revenue	$138,502	$124,878	11%		$511,304	$480,171	6%
Net income	$12,818	$3,928	226%		$28,636	$27,155	5%
Per share	$0.44	$0.15	193%		$0.98	$1.04	(6)%

Book value per share	$15.66	$14.43	9%		$15.66	$14.43	9%
Return on equity*	11.5%	3.9%	7.6	pts	6.6%	6.7%	(0.1	)pts

Underwriting summary
Gross premiums written	$235,446	$221,706	6%		$937,937	$923,349	2%
Gross premiums earned	$234,082	$234,028	0%		$924,247	$926,326	(0)%
Ceded premiums earned	$(103,005)	$(115,396)	(11)%		$(445,534)	$(472,144)	(6)%
Net premiums earned	$131,077	$118,632	10%		$478,713	$454,182	5%

Ceded premium ratio	44.0%	49.3%	(5.3	)pts	48.2%	51.0%	(2.8	)pts

Ratios to Net Premiums Earned:
Loss ratio	51.0%	50.3%	0.7	pts	57.1%	52.3%	4.8	pts
Expense ratio	38.3%	36.1%	2.2	pts	39.4%	38.1%	1.3	pts
Combined ratio	89.3%	86.4%	2.9	pts	96.5%	90.4%	6.1	pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Ratios

Ceded premium ratio represents ceded premiums earned as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (LAE) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (PAC) and general and administrative expenses (G&A) as a percentage of net premiums earned. Ceding commission income is reported as a reduction of policy acquisition costs and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty insurance industry. A net combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

Fourth quarter 2019 net income was $12.8 million, up from $3.9 million in the prior year quarter. The increase primarily reflects $11.3 million of non-core pre-tax charges in the prior year quarter associated with debt refinancing.

Gross premiums written were $235.4 million in fourth quarter 2019, up 6.2% from $221.7 million in the prior year quarter. The increase reflects 9.4% growth outside Florida and 3.5% growth in Florida, reflecting positive organic growth across all states and lines of business.

Premiums-in-force were $940.6 million, representing a 6.1% compound annual growth rate from third quarter 2019. The increase stems from the same items impacting gross premiums written.

Gross premiums earned were $234.1 million in fourth quarter 2019, basically in line with $234.0 million in the prior year quarter.

The ceded premium ratio was 44.0% in fourth quarter 2019, down 5.3 points from 49.3% in the prior year quarter. The decrease is primarily attributable to a reduction in overall quota share reinsurance coverage and reinsurance synergies, partly offset by additional catastrophe excess-of-loss reinsurance coverage. Effective December 31, 2019, net quota share reinsurance coverage, which only applies to a portion of the Company’s business, increased from 52.0% to 56.0%.

The net loss ratio was 51.0% in fourth quarter 2019, up 70 basis points from 50.3% in the prior year quarter. The increase primarily reflects higher attritional current accident year losses and lower income from vertically integrated operations, partly offset by lower weather-related losses.

The net expense ratio was 38.3% in fourth quarter 2019, up 2.2 points from 36.1% in the prior year quarter. The increase primarily stems from the timing of variable compensation accruals and higher expenses associated with insurance licenses and fees, partly offset by a lower ceded premium ratio.

The net combined ratio was 89.3% in fourth quarter 2019, up 2.9 points from 86.4% in the prior year quarter. The increase primarily stems from a higher net expense ratio, as described above.

Full Year Financial Results

Full-year 2019 net income was $28.6 million, compared to $27.2 million for the prior year. The increase primarily reflects higher non-core pre-tax charges in the prior year and lower interest expense in the current year, mostly associated with debt refinancing, partly offset by higher net loss and expense ratios in the current year.

Book Value Analysis

Book value per share increased to $15.66 at December 31, 2019, up 8.5% from year-end 2018.

	As Of
Book Value Per Share	December 31, 2019	December 31, 2018	December 31, 2017
Numerator:
Common stockholders’ equity	$448,799	$425,333	$379,816

Denominator:
Total Shares Outstanding	28,650,918	29,477,756	25,885,004

Book Value Per Common Share	$15.66	$14.43	$14.67

Conference Call Details:

Friday, February 28, 2020 – 8:30 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	December 31,
	2019	2018
ASSETS
Fixed maturities, available-for-sale, at fair value	$587,256	$509,649
Equity securities, at fair value	—	15,034
Other investments	7,993	3,910

Total investments	595,249	528,593
Cash and cash equivalents	268,351	250,117
Restricted cash	14,657	12,253
Accrued investment income	4,377	4,468
Premiums receivable, net	63,685	57,000
Reinsurance recoverable on paid and unpaid claims	428,903	317,930
Prepaid reinsurance premiums	224,102	233,071
Income taxes receivable	3,171	35,586
Deferred policy acquisition costs, net	77,211	73,055
Property and equipment, net	20,753	17,998
Intangibles, net	68,642	76,850
Goodwill	152,459	152,459
Other assets	18,110	9,333

Total Assets	$1,939,670	$1,768,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$613,533	$432,359
Unearned premiums	486,220	472,357
Reinsurance payable	156,351	166,975
Long-term debt, net	129,248	148,794
Deferred income tax	12,623	7,705
Advance premiums	16,504	20,000
Accrued compensation	5,347	9,226
Accounts payable and other liabilities	71,045	85,964

Total Liabilities	$1,490,871	$1,343,380

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 28,996,452 shares issued and 28,650,918 outstanding at December 31, 2019 and 30,083,559 shares issued and 29,477,756 outstanding at December 31, 2018	3	3
Additional paid-in capital	329,568	325,292
Accumulated other comprehensive loss	7,330	(6,527)
Treasury stock, at cost, 8,349,483 shares and 7,214,797 shares	(105,368)	(89,185)
Retained earnings	217,266	195,750

Total Stockholders’ Equity	448,799	425,333

Total Liabilities and Stockholders’ Equity	$1,939,670	$1,768,713

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Income

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
REVENUE:
Gross premiums written	$235,446	$221,706	$937,937	$923,349
Change in gross unearned premiums	(1,364)	12,322	(13,690)	2,977

Gross premiums earned	234,082	234,028	924,247	926,326
Ceded premiums	(103,005)	(115,396)	(445,534)	(472,144)

Net premiums earned	131,077	118,632	478,713	454,182
Net investment income	3,275	3,576	14,432	13,280
Net realized and unrealized gains (losses)	1,031	(1,242)	4,163	(2,477)
Other revenue	3,119	3,912	13,997	15,186

Total revenue	138,502	124,878	511,305	480,171
EXPENSES:
Losses and loss adjustment expenses	66,798	59,650	273,288	237,425
Policy acquisition costs	28,113	26,499	107,906	84,666
General and administrative expenses	22,079	16,377	80,544	88,544

Total expenses	116,990	102,526	461,738	410,636

Operating income	$21,512	$22,352	$49,567	$69,536
Interest expense, net	2,021	4,584	8,523	20,015
Other non-operating loss, net	—	11,069	48	10,527

Income before taxes	$19,491	$6,699	$40,996	$38,994

Provision for income taxes	6,673	2,771	12,360	11,839

Net income	$12,818	$3,928	$28,636	$27,155

OTHER COMPREHENSIVE INCOME:
Change in net unrealized (losses) gains on investments	232	1,904	19,765	(5,700)
Reclassification adjustment for net realized investment losses (gains)	(2,025)	2,170	(1,734)	163
Income tax benefit (expense) related to items of other comprehensive income	573	(1,017)	(4,174)	2,232

Total comprehensive income	$11,598	$6,985	$42,493	$23,850

Weighted average shares outstanding
Basic	28,871,197	26,350,098	29,213,910	25,941,253

Diluted	28,878,440	26,363,457	29,232,981	26,095,874

Earnings per share
Basic	$0.44	$0.15	$0.98	$1.05
Diluted	$0.44	$0.15	$0.98	$1.04

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company headquartered in Clearwater, Florida. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $900 million of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) being well-positioned for solid organic growth in 2020, (ii) the level of de-risking in future quarters, (iii) impact of steps taken regarding pricing and underwriting, (iv) our go-forward ceded premium run rate (v) expected positive impact of rates on the P&L, (vi) trends with respect to growth, pricing and reserves, (vii) the potential reinsurance rate increase and (viii) our share repurchase program. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein, the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 12, 2019. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com